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The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106

                                                April 29, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: CG Variable Life Insurance Separate Account II ("Account")
    Post-Effective Amendment No. 5, File Number 33-89238

Commissioners:

This opinion is furnished in connection with Post-Effective Amendment No. 5 to the Registration Statement on Form S-6 to be filed by Connecticut General Life Insurance Company ("Connecticut General") under the Securities Act of 1933, recorded as File No. 33-89238. As of January 1, 1998, The Lincoln National Life Insurance Company ("Lincoln") became the administrator for the Account and the flexible premium variable universal life insurance policies (the "Policies") funded through the Account. The prospectus included in said Post-Effective Amendment describes the Policies. Lincoln, by whom I am employed, is responsible to Connecticut General for the preparation and updating of post-effective amendments. The forms of the Policies were prepared under my direction prior to 1998 when I was employed by Connecticut General.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 5 to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

                                                Very truly yours,

                                                /s/ VAUGHN W. ROBBINS

                                                Vaughn W. Robbins, FSA, MAAA